UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 3, 2010
Ormat Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32347 (Commission File Number)	No. 88-0326081 (I.R.S. Employer Identification No.)

6225 Neil Road, Reno, Nevada (Address of Principal Executive Offices)	89511-1136 (Zip Code)
(775) 356-9029
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit 99.1	Press Release of the Company dated August 4, 2010.

INFORMATION TO BE INCLUDED IN THE REPORT
Item 1.01. Entry into a Material Definitive Agreement.
On August 3, 2010, Ormat Technologies, Inc. (the “Company”) entered into a deed of trust (the “Trust Deed”) with Ziv Haft Trust Company, Ltd., as trustee, governing the issuance of, and accepted subscriptions from investors for, approximately $142 million in aggregate principal amount of senior unsecured bonds (the “Bonds”). The Company issued the Bonds on August 4, 2010 outside the United States to investors who are not “U.S. persons” in an unregistered offering pursuant to, and subject to the requirements of, Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).
The Trust Deed contains covenants that require the Company to maintain a debt to adjusted EBITDA ratio and a debt to equity ratio, and impose a limit on the amount of dividend distributions the Company may make in any financial year. The Trust Deed also provides for customary events of default.
The Bonds will mature on August 1, 2017. Subject to early redemption, principal of the Bonds is payable at maturity. The Bonds bear interest at a fixed rate of 7.00% per annum. The Company will pay interest on the Bonds semi-annually on February 1 and August 1 of each year, commencing February 1, 2011. The Bonds constitute senior unsecured obligations of the Company and will rank equally in right of payment with any existing and future senior unsecured indebtedness of the Company, and effectively junior to any existing and future secured indebtedness, to the extent of the security therefor.
On or after August 1, 2014, and until the maturity of the Bonds, the Company may redeem, at its option and from time to time, all or any portion of the Bonds. The amount paid to Bondholders upon any such redemption shall be calculated as follows:
(i) in the case of redemption between August 1, 2014 and July 31, 2015: the sum of (x) the discounted cash flow (principal and interest) of the Bonds, using a discount rate equal to the government bond yield plus 1.5%, but not less than the product of the aggregate principal amount of Bonds to be redeemed times 1.02, plus (y) accrued and unpaid interest on the Bonds to be redeemed to the date of early redemption;
(ii) in the case of redemption between August 1, 2015 and July 31, 2016: the sum of (x) the discounted cash flow (principal and interest) of the Bonds, using a discount rate equal to the government bond yield plus 2%, but not less than the product of the aggregate principal amount of Bonds to be redeemed times 1.01 nor more than the product of the aggregate principal amount of Bonds to be redeemed times 1.05, plus (y) accrued and unpaid interest on the Bonds to be redeemed to the date of early redemption; and
(iii) in the case of redemption on or after August 1, 2016: the sum of (x) the discounted cash flow (principal and interest) of the Bonds, using a discount rate equal to the government bond yield plus 3%, but not less than the aggregate principal amount of Bonds to be redeemed nor more than the product of the aggregate principal amount of Bonds to be redeemed times 1.02, plus (y) accrued and unpaid interest on the Bonds to be redeemed to the date of early redemption.

The “government bond yield” for purposes of these calculations means the yield on bonds issued by the U.S. Government having a remaining term to maturity similar to the Bonds.
The Company intends to use the proceeds of the Bonds for general corporate purposes, which may include the repayment of existing indebtedness and the acquisition, directly or indirectly, of additional energy assets, including by way of construction, enhancement and expansion of its existing projects.
The Bonds have not been registered under the Securities Act, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This filing shall not constitute an offer to sell or the solicitation of an offer to buy the Bonds, nor shall there be any offer or sale of the Bonds in any state in which such offer, solicitation or sale would be unlawful.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits*

Exhibit 99.1	Press Release of the Company dated August 4, 2010.

*	Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, a copy of the Trust Deed and the form of Bonds referred to in this Current Report on Form 8-K is not filed. The Company will furnish a copy thereof to the Securities Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORMAT TECHNOLOGIES, INC.
By:	/s/ Yehudit Bronicki
	Name:	Yehudit Bronicki
	Title:	Chief Executive Officer

Date: August 5, 2010

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

99.1	Press Release of the Company dated August 4, 2010.